Exhibit 10.5

FY 2005 Incentive Plan Description

Purpose

The Incentive Plan is designed to motivate and reward participants for the achievement of fiscal year financial and non-financial objectives that directly contribute to the success of the Company overall.

Eligibility

Non-commission exempt employees hired no later than 12/31/04 for the upcoming year payout and employed on 12/31/05 (or through year-end).

Target Incentive Award

The Target Incentive Award is the amount that the participant is eligible to receive if the combined, weighted performance against the Plan objectives equals an overall achievement level of 50%-59%. Depending upon the participant’s officer level in the Company, Target Incentive Awards range from 3% to 18% of annualized base salary.

In addition, participants are evaluated based on personal performance and objectives. The actual award received by the participant could be higher or lower than the target amount as a result of their individual performance.

General Plan Provisions

Incentive award recommendations for all Plan participants are to be submitted to the Senior Vice President, Finance by December 1, 2005. Award payments require approval by the CEO, Executive Vice Presidents and Human Resource Director. Documentation of individual objectives and accomplishments may be required to be submitted along with the award recommendations.

The CEO and Executive Vice Presidents reserve the right to adjust the overall incentive pool and/or individual incentive awards at their discretion for such matters and amounts as deemed necessary to meet minimally acceptable EPS requirements; to adjust for individual performance that falls below the Plan threshold or above the Plan maximum; and/or to adjust for individual performance determined by the CEO or Executive Vice Presidents to require either positive or negative adjustments.

Payments to participants are scheduled for the first payday in December 2005 and are subject to all applicable payroll taxes.

Nothing in this FY 2005 Incentive Plan Description or in any action taken thereunder shall affect the Company’s right to terminate at any time and for any reason the employment of any associate who is a participant in the Plan.

Definitions

Base Salary	The annualized base salary of a participant for the Plan Year exclusive of bonuses or any special payments.

Earnings per Share (EPS)	Net earnings, post incentive, but before unusual, one-time charges, gains or losses divided by average common shares outstanding.

Plan Year	The period commencing January 1, 2005 and ending December 31, 2005.